Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

     We hereby consent to the references to our firm in this Annual Report on Form 10-K filed by Hawker Energy, Inc. to our estimates of reserves and value of reserves and our report on reserves as of September 1, 2014 for the D.E.E.P. Property, Midway-Sunset Field prepared for SCNRG, LLC.  We also consent to the inclusion of our report dated September 1, 2014 as an exhibit included in such Annual Report.

Chapman Petroleum Engineering Ltd.

/s/ C.W. Chapman, P. Eng.
C.W. Chapman, P. Eng.
President

445, 708 11th Avenue S.W., Calgary, Alberta
November 20, 2014